Exhibit 10.13

SERVICE AGREEMENT

This Independent Contractor Agreement (“Agreement”) is entered into this 27th day of July 2013 between Dr. Wei Ping Min (“Min”), a research scientist (hereinafter referred to as “Contractor”) whose address is 84 Hesketh Street, London Ontario N6G5H5, Canada and Regen BioPharma, Inc. (hereinafter referred to as “Client”), a Nevada corporation with offices at 4700 Spring Street, Suite 304, La Mesa, CA 91942.

WHEREAS:

A.	Contractor is a scientific researcher in the area of biological sciences.

B.	Contractor is experienced and knowledgeable with regard to the conducting scientific research in the area of aplastic anemia.

NOW THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties agree as follows:

ARTICLE 1

Duration of Contract

Section 1.1   This Agreement is effective July 27, 2013 and will continue in effect until June 30, 2014, unless terminated in accordance with the provisions of Article 7 of this Agreement.

Section 1.2   This Agreement may be extended by mutual consent of said parties.

ARTICLE 2

Independent Contractor Status

Section 2.1   It is the express intention of the parties that Contractor is an independent contractor and not an employee, agent, joint venture participant, or partner of Client.

Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Client and Contractor or any employee or agent of Contractor. Both parties acknowledge that Contractor is not an employee for state or federal tax purposes. Contractor shall retain the right to perform services for others during the term of this Agreement.

Section 2.2.  Client acknowledges and agrees that Contractor shall have the right to engage in other independent scientific activities.

ARTICLE 3

Services Performed by Contractor

Section 3.1 Participate in discussions with FDA and provide experimental support.

Section 3.2 Execution of FDA suggested additional experiment:

(a)	8-12 week female B6 mice will be treated with interperitoneal injection of 150mg/kg 5-FU

(b)	Groups of mice (10 mice per group) will consist of 1) control PBS; 2) 15000 stromal vascular fraction cells; 3) 30000 stromal vascular fraction cells; or 4) 60000 stromal vascular fraction cells.

(c)	Injection of stromal vascular fraction cells will be performed intravenously 24 hours after administration of 5-FU

(d)	Stromal vascular fraction cells will either be provided by Regen BioPharma Inc. or isolated according to the protocol Rodriguez et al. Int Arch Med. 2012 Feb 8;5: 5

(e)	Survival and complete blood counts will be evaluated every second day over the period of two weeks.

(f)	Blood Samples (20 UL) will be taken retro-orbitally or by tail vein in a vial containing 1 UL of 0.5 M EDTA and white and red cells will be calculated.

(g)	Two weeks after injection, animals will be assessed for macroscopic organ changes, and microscopic histology. Organs analyzed will be heart, lung, liver, spleen, kidney and intestine.

(h)	Histological assessment of human Stromal vascular fraction in major organs.

Section 3.3 Participate in/perform other experiments that may be requested by FDA for HemaXellerate IND

Section 3.4 In vitro development of human dendritic cells and silencing by IDO shRNA

(a)	Peripheral blood mononuclear cells (PBMCs) are isolated as described in the previous Example. A total of 2 X 10(7) PBMCs are cultured in 10ml medium per 75cm2 flask (Corning). After 2 hours or overnight the cells are gently agitated and the adherent cells are collected. Monocytes (more than 85% CD14+) will be purified from adherent cells by using MACS Monocyte Isolation Kit (Miltenyl Biotec, Bergisch Gladbach, Germany), and 1 X 106 cells per millimeter are cultured in 2 ML RPMI 1640, 10% FBS, recombinant GM-CSF (rGM-CSF)(10 ng/mL), rlL-4 (500 U/mL) in 6 well flat- bottomed plates.

(b)	In some experiments, tumor necrosis factor-a (TNF-a)(20 ng/mL) is added at the initial culture.

(c)	IDO targeting shRNA will be developed and transfected into generated dendritic cells, control shRNA using scrambled IDO sequences will be used.

(d)	Ability of cells to mature will be assessed by flow cytometry for expression of CD83, 80,86, while immaturity as determined by non-differentiation will be assessed by the CD14 monocyte marker. In some experiments maturation will be assessed functionally by production of IL-10/IL-12 in response to LPS, as well as ability to stimulate allogeneic mixed lymphocyte reaction.

(e)	Assessment of IDO Inhibition will be assessed at the transcript level

(f)	Standard Operating Procedures (SOPs) will be generated for DC maturation and silencing.

Section 3.5 Contractor may perform services under this Agreement using Contractor’s own supplies, tools, and instrumentalities or supplies, tools, and instrumentalities normally provided for on Client’s premises at Contractor’s discretion and expense.

ARTICLE 4

Compensation

Section 4.1 In consideration for services to be performed by Contractor, Client agrees to pay Contractor $100,000 during the 12 month duration of this contract. There will be 12 total payments made to the contractor ( one twelfth of the $100,000 per month with the total number of payments aggregating to $100,000)  these payments will be made in Bio-Matrix Scientific Group Inc.’s common stock (the parent of Regen BioPharma) and will be valued at the closing price on the day before issuance. In the event of a shortage of available stock to issue for payments owed to Contractor, the amount owed will accrue until the authorized shares are available to issue to Contractor. These payments will continue for the duration of this contract unless the contract is terminated under Article 7 of this agreement. All intellectual property developed from this agreement is owned by Regen BioPharma Inc.

Section 4.2 The aforementioned common stock in Bio-matrix Scientific Group, Inc. may be issued either as restricted shares or registered shares at the Company’s discretion.

ARTICLE 5

Obligations of Contractor

Section 5.1 Contractor agrees to comply with all reasonable requests of Client necessary to the performance of Client’s duties under this Agreement.  Contractor also agrees to provide access to all pertinent information and documentation necessary to the performance of his/her services.

Section 5.2 Contractor is responsible for his/her own business expenses, including, but not limited to, expenses for travel meals, clothing, personal equipment and tools, insurance, accounting, etc., that Contractor may incur as a result of performing her services.

Section 5.3 Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Contractor without prior consent of Client.

ARTICLE 6

Obligations of Client

Section 6.1 Client agrees to comply with all reasonable requests of Contractor necessary to the performance of Contractor’s duties under this Agreement. Client also agrees to provide access to all pertinent information and documentation necessary to the performance of his/her services.

Section 6.2 Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Client without prior written consent of Contractor.

ARTICLE 7

Termination of Contract

Section 7.1 this Agreement shall automatically terminate on the occurrence of any of the following”

A.	Bankruptcy or insolvency of Client

B.	Sale of intellectual property to another entity

C.	Death or incapacitation of Contractor

D.	Mutual written consent of both parties

E.	In the sole determination of the Client, the failure of Contractor to provide any of the duties agreed upon in a skillful, professional and workmanlike manner.

F.	Failure of Client to remit payment as agreed herein.

G.	Regen BioPharma ceases to be in the business of biotechnology research and development.

Section 8.1 Any notices to be given hereunder by either party to the other party may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change the address by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of three days after mailing.

Section 8.2 This Agreement supersedes any and all agreements , either oral or written, between the parties hereto with respect to the rendering of services by Contractor to Client and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no promises, or agreement, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification to this Agreement will be effective only if it is in writing signed by the parties hereto.

Section 8.3 if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

Section 8.4 If any action at law or inequity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, which may be set by the court in the same action or in a separate action brought for that purpose, in addition to any other relief to which the party may be entitled.

Section 8.5 This Agreement will be governed by the laws of the State of California.

IN WITNESS WHEREOF, this contract is executed in the City of San Diego, County of San Diego, State of California, on the date and year first above written.

CONTRACTOR

/s/Wei Ping Min

Wei Ping Min, MD, PhD

Independent Contractor

CLIENT

/s/David R. Koos

By: David R Koos

Its: Chairman and CEO

Regen BioPharma Inc.